Exhibit 99.1

SHAREHOLDER NEWS
FOR IMMEDIATE RELEASE
CONTACT:  Edward Gallup
770-441-2051

IMMUCOR ANNOUNCES RECORD THIRD QUARTER RESULTS

Provides Fiscal 2006 Guidance

NORCROSS, GA. (April 6, 2005) – Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal third quarter ended February 28, 2005, revised its guidance for the fiscal year 2005 and provided guidance for the fiscal year 2006.

Revenue for the fiscal third quarter was a record $38.0 million, up 36.3% from $27.9 million in the same period last year. Of the $10.1 million total increase in revenues, approximately $5.1 million came from price increases, approximately $4.6 million came from volume increases, and $0.4 million came from the effect of the change in the Euro exchange rate. Gross margin (i.e., gross profit as a percent of sales) improved during the quarter to 63.1% up from 52.9 % in the prior year quarter. This increase was driven by price increases in the United States, increased sales of Capture® products, and increased manufacturing efficiencies due in part to the consolidation of the manufacture of red blood cell products into the Norcross facility.

Net income for the third quarter was $6.5 million versus net income of $2.0 million for the same quarter last year. Diluted earnings per share totaled $0.14 on 47.6 million weighted average shares outstanding compared to $0.04 on 47.1 million weighted average shares outstanding for the same quarterly period last year. Prior year share and per share amounts have been adjusted to reflect the 3-for-2 stock splits affected in the form of 50% stock dividends which were distributed on July 16, 2004 and December 13, 2004.

Revenues from the sale of instruments totaled $3.5 million in the third quarter of fiscal 2005, significantly higher than the $2.6 million in the fiscal 2004 third quarter. Instrument revenues are very irregular due to the long sales cycle. The backlog of purchase orders received and instruments installed at customers sites but not yet recorded as revenue was $1.9 million as of February 28, 2005, significantly higher than the $1.2 million reported for the second quarter of fiscal 2005 due primarily to increased sales of Galileo instruments.

Reagent gross margin grew to 69.7% during the third quarter of fiscal 2005 compared to 58.9% in the same period last year. The previously mentioned price increases and manufacturing efficiencies were responsible for this improvement.

Research and development expenses decreased slightly for the quarter. Spending on the development of the new third generation instrument targeted for the small to medium hospital market was $0.4 million for the third quarter as compared to $0.3 million for the same quarter in the prior year.

Selling and marketing expenses for the quarter ended February 28, 2005, increased $1.2 million over the same period ended February 29, 2004, primarily due to higher sales as well as higher employment-related costs.

General and administrative expenses for the quarter ended February 28, 2005, rose approximately $2.9 million over the same period ended February 29, 2004. The quarter increase was due in part to legal and professional fees of approximately $1.1 million associated with the previously-announced investigation by public prosecutors in Milan, Italy and the internal investigation initiated by the Company in response to the Italian investigation. Higher audit and tax fees, due in large part to Sarbanes-Oxley Section 404 internal control assessment, also contributed $0.9 million to the overall rise in these expenses.

For the nine months ended February 28, 2005, revenues totaled a record $102.7 million, a 24.7% increase over the prior year period. Net income was $15.6 million, a $6.5 million increase over the prior year period. Diluted earnings per share totaled $0.33 on 47.5 million weighted average shares outstanding for the nine months as compared to diluted earnings per share of $0.20 on 46.9 million weighted average shares outstanding for the prior year period.

“We are extremely pleased with our quarterly and year-to-date results,” said Edward L. Gallup, Chairman and Chief Executive Officer. “All-time highs were achieved in revenues, gross margin, income from operations, and net income for both the three-month and the nine-month periods ended February 28, 2005. We look forward to continuing this momentum into fiscal 2006.”

Dr.  Gioacchino De Chirico, President said, “Our revenue-growing and margin-expansion strategies are working. Demand for our Galileo high volume instrument continues to be robust in the European market and is continuing to build in the U.S. and Japanese markets. Today there are 231 Galileo placements worldwide: 182 in Europe, 38 in North America of which 15 have been recorded as sales in the first nine months of the fiscal year, and 11 in Japan.”

Commenting further, Dr. De Chirico stated, “We are pleased that the pricing increases are occurring earlier than expected. Based on the reagent price increases affected by the termination in January of two large group purchasing contracts, we are revising our 2005 revenue and gross margin guidance upward.”

Selected Highlights

-Sales of traditional reagent products, i.e., products not utilizing the Company’s patented Capture® technology, increased $6.0 million, or 30.3%, from $19.8 million in the third quarter of 2004 to $25.8 million in the third quarter of 2005. Sales of Capture® products increased approximately $2.4 million to $7.9 million, a 44.4% increase over the prior year quarter. Human collagen sales were $0.8 million during the quarter. There were no sales of collagen in the corresponding prior year period.

-For the current fiscal year-to-date, sales of traditional reagent products were $69.5 million compared with $59.2 million in the prior year period, an increase of 17.4%. Capture® product sales increased approximately $5.1 million to $21.0 million, an increase of 31.7% over the comparable 2004 period. Human collagen sales were $2.3 million for the nine months ended February 28, 2005. There were no sales of human collagen in the corresponding prior year period.

-The gross margin on traditional reagents was 65.6% for the current quarter, compared with 54.2% in the prior year quarter. This increase in gross margin is primarily due to price increases in the United States. The gross margin on Capture® products was 82.9% for the current quarter, compared with 75.6% in the prior year quarter. Capture® gross margin was favorably impacted by a changeover from selling the products in kits to selling the individual components – an operational change which resulted in increases in both volume and price. The gross margin on human collagen sales was 29.9% during the quarter.

-Instrument revenues were $3.5 million in the third quarter of 2005 compared to $2.6 million in the third quarter of 2004. The gross margin on instruments, including the impact of the cost of providing service, was 6.4% for the current quarter, compared to a negative 3.7% for the same quarter last year. Instrument gross margin benefited from a higher proportion of Galileo sales in the United States, higher service revenue during the period due to a higher number of instruments under service contracts, as well as increases in service contract pricing. Instrument revenues and gross margins were negatively impacted by the application of EITF Issue No. 00-21 during the period. The accounting treatment mandated by this pronouncement resulted in a reduction of quarterly instrument revenues of $1.1 million which will be recognized as additional revenue and gross margin in future periods. This resulted in an approximate 1% reduction in overall gross margins. Instrument revenue from the sale of most instruments sold in the United States is now being recognized over the term of the associated reagent contract which is usually five years. Instrument revenues for the nine months grew by approximately $2.7 million to $9.9 million, a 37.6% increase over the prior year period.

-The effect on revenues of the change in the Euro exchange rate was an increase of approximately $0.4 million for the third quarter of 2005. The effect on net income of the change in the Euro exchange rate for this same period was minor for the quarter ended February 28, 2005.

-Distribution expenses decreased slightly for the third quarter of 2005 as compared to the prior year quarter. Selling and marketing expenses increased by $1.2 million and general and administrative expenses by $2.9 million due primarily to the reasons discussed above. Amortization and other expenses decreased by $0.2 million due primarily to an adjustment in the current year quarter to reduce the value-added tax accrual recorded in the second quarter of fiscal 2005 resulting from the Company’s internal investigation of its Italian subsidiary. The effect on total operating expenses of the change in the Euro exchange rate was an increase of $0.1 million for the quarter.

-Other income of $0.3 million for the third quarter compared favorably to the net loss of $0.7 million recorded in the prior year as a result of a $0.9 million write-off of unamortized deferred financing charges related to the Company’s former credit facility.

2005 Guidance

The following guidance reflects Immucor’s expectations as of April 6, 2005 and is being provided so that the Company can discuss its future outlook during its upcoming conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ.

The Company expects revenues for the fiscal year ending May 31, 2005 to range from $143.0 million to $146.0 million, an increase of approximately 26.5% to 29.2% over fiscal 2004 revenues. Gross margin is expected to be in the range of 60% to 61%. Net income is expected to be in the range of $25.5 million to $26.0 million, an approximate 103.4% to 108.0% increase over fiscal 2004. We expect to generate earnings per diluted share in the range of $0.54 to $0.55 for the fiscal year. We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the continuing sales of ABS2000 in the United States, the continuing sales of the Galileo instrument in Europe and new Galileo sales in Japan and the United States, the associated reagent growth associated with these instrument placements, and sales of the human collagen product.

With respect to operating expenses the Company believes that professional fees associated with the ongoing Italian investigation will contribute an additional $750,000 in expense over the balance of the fiscal year. In addition, based upon our estimate of the fourth quarter it now appears that certain Company managers will earn a bonus for fiscal 2005. This bonus will be the first paid since fiscal 2002.

With respect to diluted earnings per share, the Company’s projection assumes that there will not be additional capital stock issued.

2006 Outlook

The following guidance reflects Immucor’s expectations as of April 6, 2005 and is being provided so that the Company can discuss its future outlook during its upcoming conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ. The Company does not intend to update its outlook until its year-end earnings announcement, which is tentatively planned for early-August 2005.

The Company expects revenues for the fiscal year ended May 31, 2006 to range from $181 million to $195 million, an increase of approximately 26.6% to 33.6% over expected fiscal 2005 revenues. Gross margin is expected to be in the range of 65% to 66%. Net income is expected to be in the range of $45.2 million to $50.0 million an approximate 77.3% to 92.3% increase over expected fiscal 2005 net income. We expect to generate record earnings per diluted share in the range of $0.95 to $1.05 for the fiscal year. We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices; the continuing sales of ABS2000 in the United States; the continuing sales of the Galileo instrument in Europe, Japan and the United States; the associated reagent growth associated with these instrument placements; and the continuing sales of the human collagen product.

With respect to the operations of its foreign subsidiaries, the Company has assumed that there will be no significant change in foreign exchange conversion rates. With respect to operating expenses the Company believes that professional fees associated with the ongoing Italian investigation will contribute approximately $2.0 million in expense during fiscal 2006, representing a reduction of approximately $1.1 million from fiscal 2005, and that Sarbanes-Oxley expenses will decline by approximately $1.2 million. The effect of expensing stock options will increase operating expenses by approximately $2.0 million during fiscal 2006.

With respect to diluted earnings per share, the Company’s projection assumes that there will not be additional capital stock issued.

Immucor, Inc. will host a conference call April 6, 2005 at 11:00 a.m. (EDT) to review the results. Investors are invited to participate in this conference call with Edward L. Gallup, Chairman and Chief Executive Officer; Dr. Gioacchino De Chirico, President; and Steven C. Ramsey, Vice President and Chief Financial Officer. The call will focus on the results for the third quarter, general business trends, and the Company’s outlook for fiscal 2005. This earnings release will be posted on Immucor’s website, as well as any financial information that may be discussed by Messrs. Gallup, De Chirico or Ramsey during this call that is not contained in the earnings release. Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website. To access this information once posted, go to Immucor’s website at www.immucor.com and click on “Investor News.”

To participate in the telephone conference call, dial 1-888-790-1711 and passcode Blud. Replays of the conference call will be available for one week beginning at 1:00 PM on April 6th by calling 1-866-435-5414. Beginning April 13, 2005, audio of the conference call or a transcript of the audio will be available on the “Investor News” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of its market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future. Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending, increased competition in the sale of instruments and reagents, product development or regulatory obstacles, changes in interest rates, fluctuations in foreign currency conversion rates, changes in demand for the Company’s human collagen product, and general economic conditions. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	February 28,	February 29,	February 28,	February 29,
	2005	2004	2005	2004

NET SALES	$ 37,982,444	$ 27,876,322	$ 102,724,873	$ 82,345,404

COST OF SALES	14,004,779	13,132,629	42,113,537	37,328,112

GROSS PROFIT	23,977,665	14,743,693	60,611,336	45,017,292

OPERATING EXPENSES:
Research and development	1,078,683	1,133,541	3,321,409	2,595,056
Selling and marketing	4,895,213	3,713,637	13,172,497	11,422,370
Distribution	2,107,144	2,446,757	5,999,006	6,618,147
General and administrative	5,970,620	3,089,459	12,736,782	8,285,468
Amortization expense	(105,779)	92,094	596,584	276,282

	13,945,881	10,475,488	35,826,278	29,197,323

INCOME FROM OPERATIONS	10,031,784	4,268,205	24,785,058	15,819,969

OTHER:
Interest income	150,691	5,888	399,079	12,782
Interest expense	(188,096)	(162,176)	(513,483)	(801,015)
Other income (loss)	346,409	(661,329)	627,125	(590,542)

	309,004	(817,617)	512,721	(1,378,775)

INCOME BEFORE INCOME TAXES	10,340,788	3,450,588	25,297,779	14,441,194

INCOME TAXES	3,879,920	1,412,377	9,678,460	5,285,327

NET INCOME	$ 6,460,868	$ 2,038,211	$ 15,619,319	$ 9,155,867

EARNINGS PER SHARE

Per common share	$ 0.14	$ 0.05	$ 0.35	$ 0.21

Per common share - assuming dilution	$ 0.14	$ 0.04	$ 0.33	$ 0.20

WEIGHTED AVERAGE SHARES OUTSTANDING:

Basic	45,183,604	44,430,251	45,016,853	44,038,229

Diluted	47,581,424	47,143,919	47,490,797	46,865,151

IMMUCOR, INC
Selected Consolidated Balance Sheet Items
	February 28, 2005	May 31, 2004
	(Unaudited)

Cash	$ 21,226,488	$ 15,697,082
Accounts receivable - trade	36,084,989	26,533,796
Inventory	21,519,342	20,160,858
Total current assets	85,252,322	68,623,081
Property and equipment-net	23,636,196	22,846,358
Total assets	141,349,626	124,416,827

Current portion - long-term debt, capital leases and lines of credit	4,676,594	5,842,578
Accounts payable	5,040,741	8,116,645
Total current liabilities	20,498,171	20,362,395
Long-term debt, capital leases, lines of credit and other liabilities	9,471,749	11,101,333
Shareholders' equity	111,379,706	92,953,099